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                                                                     EXHIBIT 2.1

                       AMENDMENT TO COMBINATION AGREEMENT

     This Amendment to the Combination Agreement (the "AMENDMENT") is made this 30th day of May, 2002, by and between divine, inc., a corporation organized and existing under the laws of Delaware (the "PARENT"), and Delano Technology Corporation, a corporation organized and existing under the laws of Ontario (the "COMPANY"). All capitalized terms not defined herein shall have the meaning ascribed to them in that certain Combination Agreement, made and entered into as of March 12, 2002, by and between the parties hereto (the "COMBINATION AGREEMENT").

     WHEREAS, pursuant to Section 8.1(b) of the Combination Agreement, the Combination Agreement may be terminated if the Arrangement shall not have been consummated by June 30, 2002, unless automatically extended to July 31, 2002, as provided therein.

     WHEREAS, the parties wish to amend the Combination Agreement to extend the automatic termination and extension dates therein.

     NOW, THEREFORE, with reference to the foregoing facts and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 8.1(b) of the Combination Agreement shall be deleted and replaced in its entirety by the following:

     (b) by either Company or Parent, if the Arrangement shall not have been consummated by August 15, 2002, for any reason (the "TERMINATION Date"); provided, however, that (A) if the failure to obtain any approval, waiver or consent from any Governmental Entity necessary for the consummation of, or in connection with, the Arrangement or the transactions contemplated hereby has been the cause of, or resulted in the failure of the Effective Time to occur on or before such date, then the Termination Date shall be automatically extended to September 16, 2002, and (B) the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date (or the extension thereof, if applicable) and such action or failure to act constitutes a breach of this Agreement;

     2. This Amendment may be executed in counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

     3. Except as otherwise set forth in this Amendment, all other terms and conditions of the Combination Agreement shall remain the same and in full force and effect.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

                                     PARENT:

                                     DIVINE, INC.


                                     By: /s/ Jude M. Sullivan
                                        ----------------------------------------
                                        Name:   Jude M. Sullivan
                                        Title:  Senior Vice President, General
                                                Counsel and Secretary



                                     COMPANY:

                                     DELANO TECHNOLOGY CORPORATION


                                     By: /s/ David Lewis
                                        ----------------------------------------
                                        Name:   David Lewis
                                        Title:  Vice President,
                                                Legal & General Counsel




















              [Signature Page to Amendment to Combination Agreement]